CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 26, 2011, accompanying the financial statements of Investment Grade Municipal Trust, Series 69 (included in Van Kampen Unit Trusts, Municipal Series 660) as of September 30, 2010, and for the period from October 23, 2007 (date of deposit) through September 30, 2008 and for each of the two years in the period ended September 30, 2010 and the financial highlights for the period from October 23, 2007 (date of deposit) through September 30, 2008 and for each of the two years in the period ended September 30, 2010, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-143738) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2011